Filed Pursuant to Rule 424(b)(5)
Registration No. 333-211437

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 15, 2017

Preliminary Prospectus Supplement to Prospectus dated May 18, 2016

968,993 Shares

Tesla, Inc.

Common Stock

This is a public offering of shares of common stock of Tesla, Inc.

Tesla is offering all of the shares to be sold in the offering.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “TSLA.” The last reported sale price of our common stock on March 14, 2017, as reported on Nasdaq, was $258.00 per share.

Mr. Elon Musk, our Chief Executive Officer and Chairman of our Board of Directors, has indicated his preliminary interest in purchasing up to 96,900 shares of our common stock for a purchase price of approximately $25.0 million in this offering at the public offering price.

Concurrently with this offering of common stock and pursuant to a separate prospectus supplement, we are offering    % convertible senior notes due 2022, or the notes, to the public in an aggregate principal amount of $750,000,000 (or $862,500,000 if the underwriters for the concurrent notes offering exercise in full their option to purchase additional notes). The closing of this offering of common stock is not contingent upon the closing of the concurrent notes offering, and the closing of the concurrent notes offering is not contingent upon the closing of this offering of common stock.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” on page S-9 of this prospectus supplement and in the reports we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, incorporated by reference in this prospectus supplement before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before offering expenses, to Tesla	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”

To the extent that the underwriters sell more than 968,993 shares of common stock, the underwriters have the option to purchase from us up to an additional 145,348 shares at the offering price less the underwriting discount of $             per share.

The underwriters expect to deliver the shares of common stock against payment in New York, New York on or about                     , 2017.

Goldman, Sachs & Co.		Deutsche Bank Securities
Citigroup		Morgan Stanley

Barclays	BofA Merrill Lynch	Credit Suisse

Prospectus Supplement dated                     , 2017

Prospectus Supplement

Prospectus

Unless we have indicated otherwise, references in this prospectus supplement to “Tesla,” “we,” “us,” “our” and similar terms refer to Tesla, Inc. and its subsidiaries.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate or complete as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the Securities and Exchange Commission, or the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the common stock offered by this prospectus supplement. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the common stock offered by this prospectus supplement. This prospectus supplement, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

S-ii

These documents are also available, free of charge, through the Investors section of our website, which is located at www.tesla.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider such information to be part of this prospectus supplement or the accompanying prospectus.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus, may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include, but are not limited to, statements concerning our strategy, future operations, future financial position, future revenues, projected costs, profitability, expected cost reductions, capital adequacy, expectations regarding demand and acceptance for our technologies, growth opportunities and trends in the market in which we operate, prospects and plans and objectives of management and the statements set forth in Part I, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and in our other filings with the SEC. The words “anticipates”, “believes”, “could,” “estimates”, “expects”, “intends”, “may”, “plans”, “projects”, “will”, “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the risks set forth in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the SEC. We do not assume any obligation to update any forward-looking statements, except as required by law.

More information on potential factors that could affect our financial results is included from time to time in our SEC filings and reports, including the risks identified under the section titled “Risk Factors” in our periodic reports on Form 10-K and Form 10-Q that we file with the SEC. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise, except as required by law.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information.”

S-iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision to purchase our common stock, especially the risks of investing in our common stock discussed in the section titled “Risk Factors” in this prospectus supplement as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. In addition, any reference to or description of our concurrent notes offering herein is wholly subject to the other prospectus supplement pursuant to which our notes are being offered, and you should not rely on this prospectus supplement in making an investment decision to purchase our notes.

Tesla, Inc.

We design, develop, manufacture and sell high-performance fully electric vehicles, and energy storage systems, as well as install, operate and maintain solar and energy storage products. We are the world’s only vertically integrated energy company offering end-to-end clean energy products, including generation, storage and consumption. We have established a global network of vehicle stores, service centers and Supercharger stations to accelerate the widespread adoption of our products. Our vehicles, engineering expertise across multiple products and systems, intense focus to accelerate the world’s transition to sustainable transport, and business model differentiates us from other manufacturers.

We currently produce and sell two fully electric vehicles, the Model S sedan and the Model X sport utility vehicle, or SUV. Both vehicles offer exceptional performance, functionality and attractive styling. We commenced deliveries of Model S in June 2012 and have continued to improve Model S by introducing performance, all-wheel drive dual motor, and autopilot options, as well as free over-the-air software updates.

Our next vehicle introduction is the Model 3, a lower priced sedan designed for the mass market. We intend to begin volume production and deliveries of Model 3 in the second half of 2017. We also intend to bring additional vehicles to market in the future. In addition to manufacturing and selling our own vehicles, we leverage our technology expertise in batteries, power electronics, and integrated systems to manufacture and sell energy storage products. Also, through our acquisition of SolarCity Corporation, or SolarCity, which closed on November 21, 2016, we sell renewable energy to our customers typically at prices below utility rates and are focused on reducing the cost of solar energy for our customers.

We were incorporated in 2003 in Delaware. As of December 31, 2016, Tesla had 17,782 full-time employees worldwide and SolarCity had 12,243 full-time employees worldwide. We are headquartered in Palo Alto, California. Our principal executive offices are located at 3500 Deer Creek Road, Palo Alto, California 94304, and our telephone number at this location is (650) 681-5000. We completed our initial public offering in July 2010 and our common stock is listed on the Nasdaq Global Select Market under the symbol “TSLA.” Effective February 1, 2017, we changed our corporate name from “Tesla Motors, Inc.” to “Tesla, Inc.” Our website address is www.tesla.com. Information contained on, or can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider such information to be part of this prospectus supplement or the accompanying prospectus.

The “Tesla” design logo, “Tesla,” “Model S,” “Model X” and other trademarks or service marks of Tesla appearing in this prospectus supplement and the accompanying prospectus are the property of Tesla.

THE OFFERING

Issuer	Tesla, Inc., a Delaware corporation

Common stock we are offering	968,993 shares (or 1,114,341 shares if the underwriters exercise their option to purchase additional shares in full)

Common stock to be outstanding after this offering	162,529,864 shares (or 162,675,212 shares if the underwriters exercise their option to purchase additional shares in full)

Use of proceeds	We expect to receive net proceeds from this offering of approximately $246.7 million (or approximately $283.8 million if the underwriters exercise their option to purchase additional shares in full) after deducting the underwriting discounts and our estimated offering expenses. The estimated net proceeds are based on the assumed public offering price of $258.00 per share, which was the last reported sale price of our common stock on March 14, 2017. In addition, concurrently with this underwritten common stock offering, we are offering $750.0 million aggregate principal amount of % convertible senior notes due 2022 ($862.5 million if the underwriters exercise their option in full to purchase additional notes) pursuant to a separate prospectus supplement in an underwritten public offering. Through this common stock offering and our concurrent convertible notes offering we expect to receive net proceeds of approximately $987.9 million (up to $1.1 billion if the underwriters exercise their options in full to purchase additional common stock and notes) after deducting the underwriting discount and our estimated offering expenses.

We intend to use the net proceeds from this common stock offering and our concurrent convertible notes offering to strengthen our balance sheet and further reduce any risks associated with the rapid scaling of our business due to the launch of Model 3, as well as for general corporate purposes. In addition, we will use approximately $ million of these proceeds (after such cost is partially offset by the proceeds from warrant transactions described in “Convertible Note Hedge and Warrant Transactions”) to pay the net cost of the convertible note hedge transactions entered into in connection with the convertible notes offering. See “Use of Proceeds.”

Elon Musk share purchase	Mr. Elon Musk, our Chief Executive Officer and Chairman of our Board of Directors, has indicated his preliminary interest in purchasing up to 96,900 shares of our common stock for a purchase price of approximately $25.0 million in this common stock offering at the public offering price.

Concurrent convertible notes offering	Concurrently with this offering of common stock and pursuant to a separate prospectus supplement, we are offering % convertible senior notes due 2022 to the public in the aggregate principal amount of $750,000,000 (or $862,500,000 if the underwriters for the concurrent notes offering exercise in full their option to purchase additional notes). The closing of this offering of common stock is not contingent upon the closing of the concurrent notes offering, and the closing of the concurrent notes offering is not contingent upon the closing of this offering of common stock.

Risk factors	See “Risk Factors” beginning on page S-9 and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before investing in our common stock.

Nasdaq Global Select Market symbol	“TSLA”

The number of shares of common stock that will be outstanding after this offering is based on the 161,560,871 shares outstanding as of December 31, 2016 and excludes:

•	12,875,422 shares of common stock issuable upon the exercise of options outstanding at December 31, 2016 at a weighted average exercise price of $96.50 per share;

•	4,082,089 shares of common stock issuable upon the vesting of restricted stock units outstanding at December 31, 2016;

•	6,492,564 shares of common stock reserved for future issuance under our stock-based compensation plans at December 31, 2016, consisting of 4,698,501 shares of common stock reserved for issuance under our Amended and Restated 2010 Equity Incentive Plan and 1,794,063 shares of common stock reserved for issuance under our 2010 Employee Stock Purchase Plan and shares that become available under the 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan pursuant to provisions thereof that automatically increase the share reserves under the plans each year;

•	the shares of common stock reserved for issuance upon conversion of our 1.50% Convertible Senior Notes due 2018, our 0.25% Convertible Senior Notes due 2019 and our 1.25% Convertible Senior Notes due 2021 and the warrant transactions entered into in connection with the issuance of these convertible senior notes;

•	the shares of common stock reserved for issuance upon conversion of the 2.75% Convertible Senior Notes due 2018, the 1.625% Convertible Senior Notes due 2019 and the Zero-Coupon Convertible Senior Notes due 2020, each issued by SolarCity, and convertible into shares of our common stock as a result of our acquisition of SolarCity; and

•	the shares of our common stock to be reserved for issuance upon conversion of the notes being offered by us in connection with our concurrent notes offering and the warrant transactions being entered into in connection therewith.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase from us up to an additional 145,348 shares of common stock in this offering and no exercise by the underwriters in our concurrent notes offering of their option to purchase up to an additional $112,500,000 aggregate principal amount of notes from us in our concurrent notes offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated statements of operations data for the years ended December 31, 2014, 2015 and 2016 shown below, are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this prospectus supplement and should be read in conjunction with such consolidated financial statements and the notes thereto. Our consolidated financial statements for the year ended December 31, 2016 include SolarCity’s results of operations from the acquisition date of November 21, 2016 through December 31, 2016. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

For unaudited pro forma condensed consolidated statement of operations, giving effect to our acquisition of SolarCity on November 21, 2016, refer to “Unaudited Pro Forma Financial Information” on page S-22. This pro forma financial information is unaudited and presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the acquisition of SolarCity and the other transactions consummated in connection with this acquisition had been completed as of January 1, 2015, nor is it necessarily indicative of the future operating results of Tesla and SolarCity on a combined and consolidated basis.

	Year Ended December 31,
	2014	2015	2016
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues:
Automotive	$2,874,448	$3,431,587	$5,589,007
Automotive leasing	132,564	309,386	761,759

Total automotive revenue	3,007,012	3,740,973	6,350,766
Energy generation and storage	4,208	14,477	181,394
Services and other	187,136	290,575	467,972

Total revenues	3,198,356	4,046,025	7,000,132
Cost of revenues(1):
Automotive	2,058,344	2,639,926	4,268,087
Automotive Leasing	87,405	183,376	481,994

Total automotive cost of revenues	2,145,749	2,823,302	4,750,081
Energy generation and storage	4,005	12,287	178,332
Services and other	166,931	286,933	472,462

Total cost of revenues	2,316,685	3,122,522	5,400,875
Gross profit	881,671	923,503	1,599,257
Operating expenses(1):
Research and development	464,700	717,900	834,408
Selling, general and administrative	603,660	922,232	1,432,189

Total operating expenses	1,068,360	1,640,132	2,266,597

Loss from operations	(186,689)	(716,629)	(667,340)
Interest income	1,126	1,508	8,530
Interest expense	(100,886)	(118,851)	(198,810)
Other income (expense), net	1,813	(41,652)	111,272

Loss before income taxes	(284,636)	(875,624)	(746,348)
Provision for income taxes	9,404	13,039	26,698

Net loss	$(294,040)	$(888,663)	$(773,046)

Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	—	—	(98,132)

Net loss attributable to common stockholders	$(294,040)	$(888,663)	$(674,914)

Net loss per share of common stock, basic and diluted(2)	$(2.36)	$(6.93)	$(4.68)

Weighted average shares used in computing net loss per share of common stock, basic and diluted(2)	124,539	128,202	144,212

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2014	2015	2016
	(in thousands)
Cost of sales	$17,454	$19,244	$30,400
Research and development	62,601	89,309	154,632
Selling, general and administrative	76,441	89,446	149,193

Total	$156,496	$197,999	$334,225

(2)	Our basic net loss per share of common stock is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. The diluted net loss per share of common stock is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and, if dilutive, potential shares of common stock outstanding during the period. Potential shares of common stock consist of employee share based awards, warrants to purchase shares of our common stock and the conversion of our 1.50% Convertible Senior Notes due 2018, our 0.25% Convertible Senior Notes due 2019, our 1.25% Convertible Senior Notes due 2021, and the 2.75% Convertible Senior Notes due 2018, the 1.625% Convertible Senior Notes due 2019 and the Zero-Coupon Convertible Senior Notes due 2020, each issued by SolarCity, and convertible into shares of our common stock as a result of our acquisition of SolarCity (using the treasury stock method or the if-converted method). For purposes of these calculations, potential shares of common stock have been excluded from the calculation of diluted net loss per share of common stock, when antidilutive.

Our consolidated balance sheet data as of December 31, 2016 is presented:

•	on an actual basis;

•	on an as-adjusted basis to give effect to the sale of the shares of common stock offered hereby, as set forth on the cover page of this prospectus supplement (assuming the underwriters do not exercise their option to purchase additional shares), based on the assumed public offering price of $258.00 per share, which was the last reported sale price of our common stock on March 14, 2017, after deducting the underwriting discount and our estimated offering expenses; and

•	on an as-further-adjusted basis to give effect to this offering of shares of common stock and the concurrent offering of $750,000,000 aggregate principal amount of our % convertible senior notes due 2022 (assuming the underwriters do not exercise their overallotment option to purchase additional notes), after deducting the underwriting discount and our estimated offering expenses, and the application of the net proceeds from this offering to pay the cost of the convertible note hedge transactions entered into in connection with this offering (after such cost is partially offset by the proceeds from the warrant transactions described in “Convertible Note Hedge and Warrant Transactions”), as described in “Use of Proceeds.”

	As of December 31, 2016(1)
	Actual	As Adjusted for this Offering	As Further Adjusted for this Offering and the Concurrent Notes Offering
		(Unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,393,216	$3,639,916	$4,279,866
Restricted cash(2)	373,684	373,684	373,684
Working capital	432,791	679,491	1,319,441
Property, plant and equipment, net	5,982,957	5,982,957	5,982,957
Total assets	22,664,076	22,910,776	23,550,726
Total current liabilities	5,827,005	5,827,005	5,827,005
Long-term debt and capital leases, net of current portion(3)	5,860,049	5,860,049	6,610,049
Solar bonds issued to related parties, net of current portion	99,164	99,164	99,164
Convertible senior notes issued to related parties	10,287	10,287	10,287
Resale value guarantees, net of current portion	2,210,423	2,210,423	2,210,423
Total stockholders’ equity(4)	4,752,911	4,999,611	4,898,361

(1)	Each $1.00 increase or decrease in the assumed public offering price of $258.00 per share would increase or decrease, as applicable, our cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $1.0 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the estimated underwriting discounts and our estimated offering expenses. Each 100,000 increase or decrease in the number of shares offered by us, as set forth on the cover page of this prospectus supplement, would increase or decrease, as applicable, our cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $25.5 million, assuming that the assumed public offering price of $258.00 per share remains the same and after deducting the estimated underwriting discounts and our estimated offering expenses. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this common stock offering, and other terms of this common stock offering determined at pricing.
(2)	Restricted cash was comprised primarily of cash as collateral related to our sales to lease partners with a resale value guarantee and for letters of credit including for our real estate leases, and insurance policies. In addition, restricted cash included cash received from certain fund investors that had not been released for use by us, cash held to service certain payments under various secured debt facilities, including management fees, principal and interest payments, and balances collateralizing outstanding letters of credit, outstanding credit card borrowing facilities and obligations under certain operating leases.
(3)

Reflects on an as-further-adjusted basis the issuance of $750.0 million aggregate principal amount of         % convertible senior notes due 2022 in the concurrent convertible notes offering. In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown above for the notes offered in our concurrent notes offering is the aggregate principal amount of the notes without reflecting the debt discount or fees and expenses that we are required to recognize or the increase in additional paid-in capital on our consolidated balance sheet.
(4)	As noted in footnote (3), in accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown above for the notes offered hereby is the aggregate principal amount of the notes without reflecting the debt discount or fees and expenses that we are required to recognize or the increase in additional paid-in capital on our consolidated balance sheet.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and in documents that we incorporate by reference, you should carefully consider the risks discussed below and in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 before making a decision about investing in our securities. The risks and uncertainties discussed below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to the Offering and Our Common Stock

The trading price of our common stock is likely to continue to be volatile.

The trading price of our common stock has been highly volatile and could continue to be subject to wide fluctuations in response to various factors, some of which are beyond our control. Our common stock has experienced an intra-day trading high of $287.39 per share and a low of $178.19 per share over the last 52 weeks.

In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock during the period following a securities offering. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. For example, a shareholder litigation like this was filed against us in 2013. While the plaintiffs’ complaint was dismissed with prejudice, any future shareholder litigation could result in substantial costs and a diversion of our management’s attention and resources.

We have a history of losses and we may not achieve sustained, long-term profitability and long-term commercial success.

We have had net losses in each quarter since our inception, except for the first quarter of 2013 and the third quarter of 2016. As of December 31, 2016, our accumulated deficit was $3.0 billion. Even if we are able to continue to increase vehicle production and sales and ramp production and sales of Tesla Energy products, there can be no assurance that we will be profitable. In order to achieve profitability as well as long-term commercial success, we must increase our production rate, continue to achieve our planned cost reductions, control our operational costs while producing quality vehicles and have strong demand for our vehicles as well as Tesla Energy products. Failure to do one or more of these things could prevent us from achieving sustained, long-term profitability.

Mr. Musk borrowed funds from affiliates of certain underwriters in our public offerings and/or private placements and another financial institution and has pledged shares of our common stock to secure these borrowings. The forced sale of these shares pursuant to a margin call could cause our stock price to decline and negatively impact our business.

Beginning in May 2011, Morgan Stanley Smith Barney LLC, an affiliate of Morgan Stanley & Co. LLC, has made various extensions of credit to Mr. Musk. Interest on this loan accrues at market rates.

Morgan Stanley Smith Barney LLC received customary fees and expense reimbursements in connection with this loan. As of February 28, 2017, the outstanding balance under this loan is approximately $344.4 million. In addition, beginning in June 2011, Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co., made extensions of credit to Mr. Musk and the Elon Musk Revocable Trust dated July 22, 2003, or the Trust, a portion of which Mr. Musk used to purchase shares of our common stock in our public offerings in May 2013 and August 2015 and in private placements in June 2011 and June 2013. Interest on the loan accrued at market rates. Goldman Sachs Bank USA received customary fees and expense reimbursements in connection with these loans. Mr. Musk currently has no outstanding borrowings with Goldman Sachs Bank USA.

As regulated entities, Morgan Stanley Smith Barney LLC and Goldman Sachs Bank USA make decisions regarding making and managing their loans independent of Morgan Stanley & Co., LLC and Goldman, Sachs & Co., respectively. Mr. Musk and these banks have long-standing relationships of over a decade. We are not a party to these loans, which are full recourse against Mr. Musk and the Trust. These loans, as well as loans of approximately $279.9 million in the aggregate Mr. Musk received from other financial institutions which are not involved in this offering, are secured by pledges of a portion of the Tesla common stock currently owned by Mr. Musk and the Trust.

If the price of our common stock were to decline substantially, Mr. Musk may be forced by one or more of the banking institutions to provide additional collateral for the loans or to sell shares of Tesla common stock in order to remain within the margin limitations imposed under the terms of his loans. Any sales of common stock following a margin call that is not satisfied may cause the price of our common stock to decline further.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of our common stock.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock are reserved for issuance upon conversion of our outstanding convertible notes or the notes to be issued in our concurrent notes offering, the exercise of our outstanding warrants, the warrants we expect to enter into in connection with our concurrent notes offering, or our outstanding stock options, or the vesting of our outstanding restricted stock units. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of our common stock and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. As of December 31, 2016, after giving effect to this common stock offering and our concurrent convertible notes offering (without giving effect to any additional shares issuable if the underwriters’ option to purchase additional shares in this offering or additional notes in connection with our concurrent note offering is exercised), there would have been                million shares of our common stock outstanding, which will be freely transferable without restriction or further registration under the federal securities laws, except for any shares held by our affiliates, sales of which will be limited by Rule 144 under the Securities Act, absent registration under the Securities Act and for certain limited contractual restrictions applicable to certain shares.

Risks Related to Our Concurrent Convertible Notes Offering

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of principal or to pay interest on or to refinance our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors, some of which are beyond our control. Our outstanding indebtedness, which includes SolarCity indebtedness, was approximately $7.5 billion as of December 31, 2016 without giving effect to the notes to be issued in our concurrent convertible notes offering. Of our total outstanding indebtedness, $785.0 million is due to mature in 2017 and $1.4 billion is due to mature in 2018. Our business may not continue to generate cash flow from operations in the future sufficient to satisfy our obligations under the notes and any future indebtedness we may incur and to make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance the notes or future indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on the notes or future indebtedness.

We may still incur substantially more debt or take other actions which would intensify the risks discussed above.

We and our subsidiaries may be able to incur substantial additional debt in the future. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. If one or more holders elect to convert their notes, we may elect to settle all or a portion of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who had previously converted their notes, or may otherwise depress the price of our common stock.

The conversion of some or all of the notes will dilute the ownership interests of existing stockholders to the extent we deliver shares upon conversion of any of the notes. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

The fundamental change repurchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes require us to repurchase the notes in the event of a fundamental change. A takeover of our company would trigger an option of the holders of the notes to require us to repurchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the notes.

The convertible note hedge and warrant transactions may affect the value of our common stock.

In connection with the concurrent notes offering, we intend to enter into convertible note hedge and warrant transactions with one or more of the underwriters in the concurrent notes offering or their respective affiliates or other financial institutions, or the “hedge counterparties.” The convertible note hedge transactions will cover, subject to customary anti-dilution adjustments, the number of shares of our common stock that will initially underlie the notes. The convertible note hedge transactions are expected to reduce the potential dilution and/or offset potential cash payments we are required to make in excess of the principal amount upon conversion of the notes. We also intend to enter into warrant transactions with the hedge counterparties relating to the same number of shares of our common stock, subject to customary anti-dilution adjustments. However, the warrant transactions could separately have a dilutive effect on our common stock to the extent that the market price per share of our common stock exceeds the applicable strike price of the warrants on the applicable expiration dates unless subject to the terms of the warrant transactions, we elect to cash settle the warrants. If the underwriters exercise their option to purchase additional notes, we may enter into additional convertible note hedge transactions and additional warrant transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties or their affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes, including with certain investors in the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock at that time.

In addition, the hedge counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or prevent an increase or a decrease in the market price of our common stock.

In addition, if any such convertible note hedge and warrant transactions fail to become effective, whether or not this offering of notes is completed, the hedge counterparties (or their affiliates) may unwind their hedge positions with respect to our common stock, which could adversely affect the price of our common stock.

We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the price of the notes or the shares of our common stock. In addition, we do not make any representation that the hedge counterparties will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock in this offering will be approximately $246.7 million, after deducting underwriting discounts and estimated offering expenses that we must pay. If the underwriters’ option to purchase additional shares in this offering is exercised in full, we estimate that the net proceeds from this offering will be approximately $283.8 million, after deducting underwriting discounts and our estimated offering expenses. The estimated net proceeds are based on the assumed public offering price of $258.00 per share, which was the last reported sale price of our common stock on March 14, 2017. In addition, concurrently with this common stock offering, we are offering $750.0 million aggregate principal amount of     % convertible senior notes due 2022 ($862.5 million if the underwriters exercise their option in full to purchase additional notes) pursuant to a separate prospectus supplement in an underwritten public offering. Through this common stock offering and our concurrent convertible notes offering we expect to receive net proceeds of approximately $987.9 million (up to $1.1 billion if the underwriters exercise their options in full to purchase additional common stock and notes) after deducting underwriting discounts and our estimated offering expenses. Each $1.00 increase or decrease in the assumed public offering price of $258.00 per share would increase or decrease, as applicable, our net proceeds from this offering by approximately $1.0 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting underwriting discounts and our estimated offering expenses. Each 100,000 increase or decrease in the number of shares offered by us, as set forth on the cover page of this prospectus supplement, would increase or decrease, as applicable, our net proceeds from this offering by approximately $25.5 million, assuming that the assumed public offering price of $258.00 per share remains the same and after deducting underwriting discounts and our estimated offering expenses.

We intend to use the net proceeds from this common stock offering and our concurrent convertible notes offering to strengthen our balance sheet and further reduce any risks associated with the rapid scaling of our business due to the launch of Model 3, as well as for general corporate purposes. In addition, we will use approximately $         million of these proceeds (after such cost is partially offset by the proceeds from warrant transactions described in “Convertible Note Hedge and Warrant Transactions”) to pay the net cost of the convertible note hedge transactions entered into in connection with the concurrent convertible notes offering. If the underwriters exercise their option to purchase additional convertible notes, we may sell additional warrants and use a portion of the net proceeds from the sale of the additional convertible notes, together with the proceeds from the additional warrants, to enter into additional convertible note hedge transactions and for general corporate purposes. Pending use of the proceeds as described above, we intend to invest the proceeds in highly liquid cash equivalents or United States government securities.

DESCRIPTION OF COMMON STOCK

The following is a summary of our common stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been previously filed with the SEC, and applicable provisions of Delaware law.

General

Our authorized capital stock consists of 2,100,000,000 shares, with a par value of $0.001 per share, of which 2,000,000,000 shares are designated as common stock.

As of December 31, 2016, we had outstanding 161,560,871 shares of common stock, held of record by 1,105 stockholders. A substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares are held by banks, brokers and other financial institutions.

In addition, as of December 31, 2016, we had outstanding options to acquire 12,875,422 shares of common stock and 4,082,089 shares of common stock issuable upon the vesting of restricted stock units.

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Issuance of Warrants in Connection with 2018 Notes

In connection with the offering of the 1.50% Convertible Senior Notes due 2018, or the 2018 Notes, and our entry into certain convertible note hedge transactions, we sold warrants whereby the holders of the warrants have the option to purchase initially (subject to certain specified events) a total of approximately 5.3 million shares of our common stock at a price of $184.48 per share. Taken together, the purchase of the convertible note hedges and the sale of warrants are intended to reduce potential dilution from the conversion of the 2018 Notes and to effectively increase the overall conversion price of the notes from $124.52 to $184.48 per share. As of December 31, 2016, there were outstanding warrants to issue up to 2.2 million shares at $184.48 per share.

Issuance of Warrants in Connection with 2019 Notes and 2021 Notes

In connection with the offering of our 0.25% Convertible Senior Notes due 2019, or the 2019 Notes, and the 1.25% Convertible Senior Notes due 2021, the 2021 Notes, and our entry into certain convertible note hedge transactions, we sold warrants whereby the holders of the warrants have the option to purchase initially (subject to adjustment for certain specified events) a total of approximately 2.6 million shares of our common stock at a price of $512.66 for the 2019 Notes and a total of approximately 3.8 million shares of our common stock at a price of $560.64 per share for 2021 Notes. Taken together, the purchase of the convertible note hedges and the sale of warrants are intended to reduce potential dilution and/or offset potential cash payments upon the conversion of these notes and to effectively increase the overall conversion price of such notes from $359.87 to $512.66 per share in the case of warrants relating to 2019 Notes and from $359.87 to $560.64 in the case of warrants relating to 2021 Notes.

Registration Rights

Stockholder Registration Rights—Overview

Certain holders of unregistered common stock purchased in private placements, or their permitted transferees, or the Registration Rights Holders, are entitled to rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an investors’ rights agreement between us and the holders of these shares, and include demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

The registration rights terminate with respect to the registration rights of an individual holder after the date that is five years following such time when the holder can sell all of the holder’s shares in any three month period under Rule 144 or another similar exemption under the Securities Act, unless such holder holds at least 2% of our voting stock.

Stockholder Registration Rights—Demand Registration Rights

The Registration Rights Holders are currently entitled to demand registration rights. Under the terms of the investors’ rights agreement, we will be required, at our expense, upon the written request of holders of a majority of these shares, to use our best efforts to register all or a portion of these shares for public resale. We are required to effect only two registrations pursuant to this provision of the investors’ rights agreement.

Stockholder Registration Rights—Short-Form Registration Rights

The Registration Rights Holders are also currently entitled to short-form registration rights. If we are eligible to file a registration statement on Form S-3, these holders have the right, upon written request from either the holders of at least 20% of these shares to us to have such shares registered by us at our expense if the proposed aggregate offering price of the shares to be registered by the holders requesting registration, net of underwriting discounts and commissions, is at least $1,000,000, subject to certain exceptions.

Stockholder Registration Rights—Piggyback Registration Rights

The Registration Rights Holders are currently entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration at our expense. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

Our amended and restated certificate of incorporation provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

In addition, our amended and restated bylaws provide that special meetings of the stockholders may be called only by the chairperson of the board, the chief executive officer or our board of directors. Stockholders may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board Classification

Our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.

No Cumulative Voting

Our amended and restated certificate of incorporation and amended and restated bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Amendment of Charter Provisions

The amendment of the above provisions of our amended and restated certificate of incorporation requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•	at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ComputerShare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021 and its telephone number is (800) 662-7232.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TSLA.”

CONCURRENT CONVERTIBLE NOTES OFFERING

Concurrently with this offering of our common stock, we are offering $750,000,000 aggregate principal amount of    % convertible senior notes due 2022 ($862,500,000 aggregate principal amount if the underwriters exercise their option in full to purchase additional notes) pursuant to a separate prospectus supplement in an underwritten public offering. However, amounts sold in each offering may increase or decrease based on market conditions relating to a particular security. This offering is not contingent upon our concurrent convertible notes offering and our concurrent convertible notes offering is not contingent upon this common stock offering. We cannot assure you that our concurrent convertible notes offering will be completed.

The notes will mature on March 15, 2022 unless earlier converted or repurchased. The notes will bear interest at a rate of     % per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2017. Subject to satisfaction of certain conditions and during certain periods, the notes may be converted at an initial conversion rate of         shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $             per share of common stock). The conversion rate is subject to adjustment if certain events occur.

Assuming no exercise of the underwriters’ option to purchase additional notes, we estimate that the net proceeds of the concurrent convertible notes offering, after deducting the underwriting discount and our estimated offering expenses, will be approximately $741.2 million. In connection with the concurrent convertible notes offering, we expect to enter into convertible note hedge and warrant transactions with one or more counterparties. See “Convertible Note Hedge and Warrant Transactions.”

CONVERTIBLE NOTE HEDGE AND WARRANT TRANSACTIONS

In connection with the concurrent notes offering, we intend to enter into convertible note hedge transactions with hedge counterparties. The convertible note hedge transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of our common stock that are initially underlying the notes. Concurrently with entering into the convertible note hedge transactions, we also intend to enter into warrant transactions with the hedge counterparties relating to the same number of shares of our common stock, with a strike price of $            , subject to customary anti-dilution adjustments.

We intend to use approximately $             million of the net proceeds from this offering and our concurrent notes offering to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to us from the warrant transactions). If the underwriters in the concurrent notes offering exercise their option to purchase additional notes, we may sell additional warrants and use a portion of the proceeds from the sale of the additional notes, together with the proceeds from the sale of the additional warrants, to enter into additional convertible note hedge transactions.

The convertible note hedge transactions are expected generally to reduce the potential dilution and/or offset potential cash payments in excess of the principal amount upon conversion of the notes in the event that the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the conversion price of the notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the notes. If, however, the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants, there would nevertheless be dilution to the extent that such market price exceeds the strike price of the warrants.

We will not be required to make any cash payments to the hedge counterparties upon the exercise of the options that are a part of the convertible note hedge transactions, but will be entitled to receive from them a number of shares of our common stock and/or an amount of cash generally based on the amount by which the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions during the relevant valuation period under the convertible note hedge transactions. Additionally, if the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants during the measurement period at the maturity of the warrants (i.e., on the applicable expiration dates), we will owe the hedge counterparties a number of shares of our common stock in an amount based on the excess of such market price per share of our common stock over the strike price of the warrants unless, subject to the terms of the warrant transactions, we elect to cash settle the warrants.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties or their affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the hedge counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or prevent an increase or a decrease in the market price of our common stock or the notes.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Select Market under the symbol “TSLA.” The following table sets forth for the indicated periods the high and low intra-day sales prices per share for our common stock as reported by and listed on the Nasdaq Global Select Market.

	High	Low
Year Ended December 31, 2015:
First Quarter	$225.48	$181.40
Second Quarter	$271.41	$186.05
Third Quarter	$286.65	$195.00
Fourth Quarter	$249.84	$202.00
Year Ended December 31, 2016:
First Quarter	$239.88	$141.05
Second Quarter	$269.34	$187.87
Third Quarter	$236.63	$193.45
Fourth Quarter	$223.80	$178.19
Year Ending December 31, 2017:
First Quarter (through March 14, 2017)	$287.39	$210.96

The last reported sale price for our common stock on the Nasdaq Global Select Market was $258.00 per share on March 14, 2017. We estimate that there were approximately 1,105 holders of record of our common stock as of December 31, 2016.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our common stock is limited by restrictions on our ability to pay dividends or make distributions under the terms of our credit facilities. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws and compliance with future credit agreements and other loan arrangements, which may restrict or limit our ability to pay dividends, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On November 21, 2016 (the “Acquisition Date”), we completed our acquisition of SolarCity Corporation (“SolarCity”). As of the Acquisition Date, our CEO was the chair of SolarCity’s Board of Directors. Pursuant to the Agreement and Plan of Merger, each issued and outstanding share of SolarCity common stock was converted into 0.11 (the “Exchange Ratio”) shares of Tesla common stock. SolarCity options and restricted stock unit awards were assumed by Tesla and converted into corresponding equity awards in respect of Tesla common stock based on the Exchange Ratio, with the awards retaining the same vesting and other terms and conditions as in effect immediately prior to the acquisition.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations is derived from the historical financial statements of Tesla which includes the financial results of SolarCity subsequent to the Acquisition Date through December 31, 2016 and SolarCity for the period of January 1, 2016 through the Acquisition Date, as adjusted to give effect to the acquisition. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2016 updates the previously filed pro forma condensed financial statement included in our Joint Proxy Statement/Prospectus dated October 12, 2016. Accordingly, the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2016 gives effect to the acquisition as if it had occurred on January 1, 2015.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations has been prepared using the acquisition method of accounting for business combinations under U.S. GAAP. The acquisition method of accounting is dependent upon certain valuations and other studies that are in progress. The final determination of fair value of assets acquired and liabilities assumed could result in material changes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations is provided for illustrative purposes only and does not purport to represent what the Company’s actual consolidated results of operations would have been had the acquisition occurred on the date assumed, nor are they indicative of the Company’s future consolidated results of operations. The actual results reported in periods following the acquisition may differ significantly from those reflected in this Unaudited Pro Forma Condensed Combined Financial Statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this Unaudited Pro Forma Condensed Combined Financial Statement and actual amounts, cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing, or other restructuring that may result from the acquisition. Non-recurring items related to the acquisition were not included in the Unaudited Pro Forma Condensed Consolidated Statement of Operations.

This pro forma financial information is unaudited and presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the acquisition of SolarCity and the other transactions contemplated by this acquisition had been completed as of January 1, 2015, nor is it necessarily indicative of the future operating results of Tesla and SolarCity on a combined and consolidated basis.

Tesla, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2016

(in thousands, except per share data)

	Tesla	SolarCity	Pro Forma Adjustments (Note 2)		Pro Forma Combined
Revenues
Automotive	$5,589,007	$—	$—		$5,589,007
Automotive leasing	761,759	—	—		761,759

Total automotive revenue	6,350,766	—	—		6,350,766
Energy generation and storage	181,394	629,754	(93,010)	(a),(b)	718,138
Services and other	467,972		—		467,972

Total revenues	7,000,132	629,754	(93,010)		7,536,876
Cost of revenues
Automotive	4,268,087	—	—		4,268,087
Automotive leasing	481,994	—	—		481,994

Total automotive cost of revenues	4,750,081	—			4,750,081
Energy generation and storage	178,332	414,630	(5,064)	(c),(d),(e),(j)	587,898
Services and other	472,462		—		472,462

Total cost of revenues	5,400,875	414,630	(5,064)		5,810,441

Gross profit	1,599,257	215,124	(87,946)		1,726,435
Operating expenses
Research and development	834,408	112,363	72	(e)	946,843
Selling, general and administrative	1,432,189	697,240	(47,675)	(e),(k)	2,081,754

Total operating expenses	2,266,597	809,603	(47,603)		3,028,597

Loss from operations	(667,340)	(594,479)	(40,343)		(1,302,162)
Interest income	8,530	—	—		8,530
Interest expense	(198,810)	(136,324)	(9,604)	(f)	(344,738)
Other income (expense), net	111,272	(15,890)	(88,727)	(l)	6,655

Loss before income taxes	(746,348)	(746,693)	(138,674)		(1,631,715)
Provision for income taxes	26,698	(754)	(461)	(g)	25,483

Net loss	(773,046)	(745,939)	(138,213)		(1,657,198)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(98,132)	(903,886)	47,688	(h)	(954,330)

Net income (loss) attributable to common stockholders	$(674,914)	$157,947	$(185,901)		$(702,868)

Net loss per share of common stock attributable to common stockholders, basic and diluted	$(4.68)				$(4.56	)(i)

Weighted-average shares used in computing net loss per share of common stock, basic and diluted	144,212		9,878		154,090	(i)

Note 1. Preliminary estimated purchase price allocation

We accounted for the acquisition using the purchase method of accounting for business combinations under ASC 805, Business Combinations. The total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities and noncontrolling interests assumed based on their estimated fair values as of the Acquisition Date.

Fair Value of Consideration Transferred

The Acquisition Date fair value of the consideration transferred totaled $2.1 billion, which consisted of the following (in thousands, except for share and per share amounts):

Total fair value of Tesla common stock issued (11,124,497 shares issued at $185.04 per share)	$2,058,477
Fair value of replacement Tesla stock options and restricted stock units for vested SolarCity awards	87,500

Total purchase price	$2,145,977

In addition, we also assumed unvested SolarCity awards of $95.9 million which will be recognized as stock-based compensation expense over the remaining requisite service period. Per ASC 805, Business Combinations, the replacement of stock options or other share-based payment awards in conjunction with a business combination represents a modification of share-based payment awards that must be accounted for in accordance with ASC 718, Compensation—Stock Compensation. As a result of our obligation to issue replacement awards, a portion of the fair-value-based measure of replacement awards is included in measuring the purchase consideration transferred in the business combination. To determine the portion of the replacement awards that is part of the purchase consideration, we measured the fair value of both the replacement awards and the historical awards as of the Acquisition Date, in accordance with ASC 718. The fair value of the replacement awards, whether vested or unvested, was included in the purchase consideration to the extent that pre-acquisition services had been rendered.

Fair Value of Assets Acquired and Liabilities Assumed

The preliminary allocation of the purchase price is based on management’s estimate of the acquisition-date fair values of the assets acquired and liabilities assumed, as follows (in thousands):

Assets acquired:
Cash and cash equivalents	$213,523
Accounts receivable	74,619
Inventory	191,878
Solar energy systems, leased and to be leased	5,781,496
Property, plant and equipment	1,056,312
MyPower notes, net of current portion	509,712
Restricted cash	129,196
Intangible assets	356,510
Prepaid expenses and other assets, current and non-current	199,864

Total assets acquired	$8,513,110

Liabilities assumed:
Accounts payable	$230,078
Accrued liabilities	238,590
Debt and capital leases, current and non-current	3,403,840
Financing obligations	121,290
Deferred revenue, current and non-current	271,128

Other liabilities	950,423

Total liabilities assumed	$5,215,349

Net assets acquired	$3,297,761

Noncontrolling interests redeemable and non-redeemable	$1,066,517
Capped call options associated with 2014 convertible notes	(3,460)

Total net assets acquired	$2,234,704
Gain on acquisition of SolarCity Corporation	(88,727)

Total purchase price	$2,145,977

As we finalize the fair value of assets acquired and liabilities assumed, additional purchase price adjustments may be recorded during the measurement period (a period not to exceed 12 months) in 2017. Fair value estimates are based on a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives and the expected future cash flows and related discount rates, can materiality impact our results of operations. Specifically, we used a discounted cash flows model to value the acquired solar energy systems, leased and to be leased, as well as the noncontrolling interests in subsidiaries. Significant inputs used for the model included the amount of cash flows, the expected period of the cash flows and the discount rates. The finalization of the purchase accounting assessment may result in a change in the valuation of asset acquired, liabilities assumed and taxes may have a material impact on our results of operations and financial position.

The following is a discussion of the valuation methods used to determine the fair value of SolarCity’s significant assets and liabilities in connection with the preparation of the Unaudited Pro Forma Condensed Consolidated Statement of Operations:

Solar energy systems, leased and to be leased: The fair value of solar energy systems, leased and to be leased, has been determined primarily through the use of the discounted cash flow method under the income approach as corroborated with the cost approach. Specifically, the cash flows utilized in the analysis reflect the current market contract rate for electricity generated from the solar energy systems and recent forecast of energy production, and discounted at a risk adjusted rate of return.

Intangible assets and liabilities: The preliminary identifiable intangible assets consist of anticipated intangibles derived from developed technology, trade name and unfavorable power purchase agreements and leases, net. The preliminary identification of these intangible assets are based on consideration of historical experience and a market participant’s view. The intangible assets and liabilities are valued primarily through the use of the cost to recreate method and discounted cash flow method under the income approach.

These identifiable intangible assets are finite-lived intangible assets and the estimated amortization related to these intangible assets is reflected as a pro forma adjustment in the Unaudited Pro Forma Statement of Operations.

Deferred revenue, deferred income and deferred costs: Deferred revenue in the context of a business combination represents an obligation to provide future products or services to a customer when payment for such products or services has been made prior to the products being delivered or services being rendered. The fair value is primarily estimated using either the discounted cash flow method under the income approach, or the expected fulfillment obligation plus a reasonable profit component under the cost approach. Any related deferred costs associated with deferred revenue that do not have a future performance obligation will also be eliminated upon purchase accounting.

Debt, including convertible senior notes, solar bonds and solar asset-backed notes: The fair value of SolarCity’s debt has been estimated based on available market information and rates currently offered for instruments with similar maturities and terms. The fair value is determined using various models including a discounted cash flows model using inputs including market yield and projected interest and principal payments over the remaining contractual terms of the instrument. The convertible senior notes are priced using market traded prices when available or pricing models, such as the binomial model, using market inputs including stock price, dividend yield and implied volatility.

Other assets and liabilities: Tesla also made certain adjustments to other assets and liabilities, such as deferred income and credits and income tax related prepaid assets, to reflect the fair value at the Acquisition Date.

Non-controlling interests: The fair value of non-controlling interests, or third-party investors’ equity interests in various financing funds with SolarCity, is primarily determined based on the income approach. Forecasted cash flows employed in the income approach may, depending on the vintage and the terms of the financing funds, consist of the following forecast: (i) taxable income allocated to investors; (ii) cash distributions to investors; and (iii) investment tax credits allocated to investors.

Gain on acquisition

The accounting guidance requires that a gain resulting from the fair value of acquired net assets being greater than the consideration paid to acquire the net assets be recorded as a gain included in the results of operations on the acquisition date. We recognized a gain on acquisition of $88.7 million in the fourth quarter of 2016, which is recorded in other income (expense), net on our Consolidated Statements of Operations.

We reassessed the recognition and measurement of identifiable assets and liabilities acquired and concluded that all acquired assets and liabilities were recognized and that the valuation procedures and resulting estimates of fair values were appropriate. The primary factor contributing to the gain relates to the change in the overall price of our common stock from the time that the acquisition Agreement was executed on July 31, 2016 to the acquisition date. During this time, our stock price decreased from $230.01 to $185.04, which in turn reduced the fair value of the consideration.

Note 2. Adjustments to the Pro Forma Statement of Operations

(a)	Reflects the elimination of transactions between Tesla and SolarCity prior to the acquisition. The pro forma adjustments reflect the elimination of historical purchases and sales between Tesla and SolarCity prior to the acquisition. The historical loss from operations of Tesla included revenue of $10 million for sales of energy products to SolarCity for the period from January 1, 2016 through the acquisition date. As SolarCity generally sells these products as part of its leasing arrangement, the impact to SolarCity’s cost of revenues in the corresponding periods was immaterial.

(b)	For the year ended December 31, 2016, revenue from energy generation and storage was reduced by $77 million as a result of the fair value adjustment to deferred revenue as well as a decrease of $6 million in revenue from the amortization of power purchase agreement and lease intangible liabilities, net.

(c)	Reflects the decrease in depreciation expense of the solar energy systems, leased and to be leased, net, as a result of the fair value adjustment. This decrease to cost of revenues associated with operating leases and solar energy systems incentives was $5 million the year ended December 31, 2016.

(d)	Reflects the increase in cost of revenues of $15 million for the year ended December 31, 2016 as a result of the elimination of certain deferred income and credits.

(e)	Reflects the elimination of historical amortization expense related to SolarCity’s existing intangible assets and additional amortization of acquired intangible assets based on the preliminary estimated fair value and useful lives expected to be recorded as a result of the acquisition.

Net increase (decrease) to expense (in thousands)	Year Ended December 31, 2016
Cost of revenues	$(8,025)
Research and development	72
Selling, general and administrative	(2,302)

(f)	Reflects additional interest expense as a result of the change in the fair value of SolarCity’s debt and the amortization of the related debt discount or premium using the effective interest rate method.

(g)	Reflects the income tax effect of unaudited pro forma adjustments using the statutory tax rates in each jurisdiction, less any applicable valuation allowances, which resulted in the elimination of federal and state income tax expense.

(h)	Reflects the impact in the Unaudited Pro Forma Statement of Operations attributable to third party interests in the net assets under certain joint venture financing funds, as a result of the fair valuation of the acquired assets and assumed liabilities.

(i)	The following table shows the calculation of pro forma combined basic and diluted net loss per share of common stock, after giving effect to the estimated number of shares of Tesla Common Stock issued in exchange for the SolarCity outstanding stock calculated using the Exchange Ratio, for the year ended December 31, 2016 as if the acquisition has taken place as of January 1, 2015 (in thousands, except per share amounts):

Year Ended December 31, 2016
Pro forma net loss attributable to stockholders	$(702,868)

Pro forma weighted average shares outstanding – basic and diluted(1)	154,090

Pro forma net loss per share of common stock – basic and diluted	$(4.56)

(1)	Note that no adjustment has been made for the impact of replacement awards as their inclusion would have been anti-dilutive.

(j)	Reflects the decrease in cost of revenues of $7 million from the fair value adjustment to deferred costs associated with MyPower deferred revenue.

(k)	Reflects acquisition related transaction costs of $45 million.

(l)	Reflects the decrease in other income (expense), net for the bargain purchase gain related to the acquisition of SolarCity.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, restricted cash, the current portions of our long-term debt and capital leases and our solar bonds issued to related parties, and total capitalization as of December 31, 2016:

•	on an actual basis;

•	on an as-adjusted basis to give effect to the sale of the shares of common stock offered hereby, as set forth on the cover page of this prospectus supplement (assuming the underwriters do not exercise their option to purchase additional shares), based on the assumed public offering price of $258.00 per share, which was the last reported sale price of our common stock on March 14, 2017, after deducting the underwriting discount and our estimated offering expenses; and

•	on an as-further-adjusted basis to give effect to this offering of shares of common stock and the concurrent offering of $750,000,000 aggregate principal amount of our % convertible senior notes due 2022 (assuming the underwriters do not exercise their over-allotment option to purchase additional notes), after deducting the underwriting discount and our estimated offering expenses, and the application of the net proceeds from this offering to pay the cost of the convertible note hedge transactions entered into in connection with this offering, as described in “Use of Proceeds.”

You should read this table in conjunction with “Use of Proceeds” as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, incorporated by reference into this prospectus supplement and the accompanying prospectus from our annual report on Form 10-K for the fiscal year ended December 31, 2016, incorporated by reference herein.

	As of December 31, 2016(1)
	Actual	As Adjusted for this Offering	As Further Adjusted for this Offering and the Concurrent Notes Offering
		(unaudited)
	(in thousands, except per share data)
Cash and cash equivalents	$3,393,216	$3,639,916	$4,279,866

Restricted cash	$373,684	$373,684	$373,684

Current portion of long-term debt and capital leases(2)	$984,211	$984,211	$984,211

Current portion of solar bonds issued to related parties	$165,936	$165,936	$165,936

Long Term Debt:
% convertible senior notes due 2022 offered concurrently herewith(3)	—	—	$750,000
Other long-term debt and capital leases, net of current portion(4)(5)	$5,860,049	$5,860,049	$5,860,049
Solar bonds issued to related parties, net of current portion	99,164	99,164	99,164
Convertible senior notes issued to related parties	10,287	10,287	10,287
Stockholders’ equity:
Preferred stock, par value $0.001; 100,000 shares authorized, no shares issued and outstanding, actual; no shares issued and outstanding, as adjusted and as further adjusted	—	—	—
Common stock, par value $0.001; 2,000,000 shares authorized; 161,561 shares issued and outstanding, actual; 162,530 shares issued and outstanding, as adjusted and as further adjusted	161	163	163
Additional paid-in capital	7,773,727	8,020,425	7,919,175
Accumulated other comprehensive loss	(23,740)	(23,740)	(23,740)
Accumulated deficit	(2,997,237)	(2,997,237)	(2,997,237)

Total stockholders’ equity	4,752,911	4,999,611	4,898,361

Total capitalization	$10,722,411	$10,969,111	$11,617,861

(1)	Each $1.00 increase or decrease in the assumed public offering price of $258.00 per share would increase or decrease, as applicable, our as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $1.0 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and after deducting the underwriting discounts and our estimated offering expenses. Each 100,000 increase or decrease in the number of shares offered by us, as set forth on the cover page of this prospectus supplement, would increase or decrease, as applicable, our as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $25.5 million, assuming that the assumed public offering price of $258.00 per share remains the same and after deducting the underwriting discounts and our estimated offering expenses. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing.
(2)	During the fourth quarter of 2016, the closing price of our common stock exceeded 130% of the applicable conversion price of our 1.50% Convertible Senior Notes due 2018 on at least 20 of the last 30 consecutive trading days of the quarter. Therefore, holders of 1.50% Convertible Senior Notes due 2018 may convert their notes during the first quarter of 2017. As such, we classified the $196.2 million carrying value of our 1.50% Convertible Senior Notes due 2018 as current liabilities and classified $8.8 million, representing the difference between the aggregate principal amount of our 1.50% Convertible Senior Notes due 2018 of $205.0 million and the carrying value of the notes, as mezzanine equity on our condensed consolidated balance sheet as of December 31, 2016. In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. The amount shown in the table above for the 1.50% Convertible Senior Notes due 2018 reflects the carrying value as of December 31, 2016. ASC 470-20 does not affect the actual amount that we are required to repay. We had $205.0 million in aggregate principal amount of our 1.50% Convertible Senior Notes due 2018 outstanding as of December 31, 2016.
(3)	Reflects on an as-further-adjusted basis the issuance of $750.0 million aggregate principal amount of % convertible senior notes due 2022 in the concurrent offering. As noted in footnote (2), in accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown above for the notes offered hereby is the aggregate principal amount of the notes without reflecting the debt discount or fees and expenses that we are required to recognize or the increase in additional paid-in capital on our consolidated balance sheet.
(4)	As noted in footnote (2), in accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component accretes up to the principal amount over the expected term of the debt. The amount shown in the table above for the 0.25% Convertible Senior Notes due 2019 and the 1.25% Convertible Senior Notes due 2021 reflects the carrying value as of March 31, 2016. ASC 470-20 does not affect the actual amount that we are required to repay. We had $920.0 million in aggregate principal amount of our 0.25% Convertible Senior Notes due 2019 and $1.4 billion in aggregate principal amount of our 1.25% Convertible Senior Notes due 2021 outstanding as of December 31, 2016.
(5)	As of December 31, 2016, we had borrowed $969.0 million under the Credit Agreement.

The number of shares of common stock that will be outstanding after this offering is based on the 161,560,871 shares outstanding as of December 31, 2016 and excludes:

•	12,875,422 shares of common stock issuable upon the exercise of options outstanding at December 31, 2016 at a weighted average exercise price of $96.50 per share;

•	4,082,089 shares of common stock issuable upon the vesting of restricted stock units outstanding at December 31, 2016;

•	6,492,564 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of 4,698,501 shares of common stock reserved for issuance under our Amended and Restated 2010 Equity Incentive Plan and 1,794,063 shares of common stock reserved for issuance under our 2010 Employee Stock Purchase Plan and shares that become available under the Amended and Restated 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan pursuant to provisions thereof that automatically increase the share reserves under the plans each year;

•	the shares of common stock reserved for issuance upon conversion of our 1.50% Convertible Senior Notes due 2018, our 0.25% Convertible Senior Notes due 2019 and our 1.25% Convertible Senior Notes due 2021 and the warrant transactions entered into in connection with the issuance of these notes;

•	the shares of common stock reserved for issuance upon conversion of the 2.75% Convertible Senior Notes due 2018, the 1.625% Convertible Senior Notes due 2019 and the Zero-Coupon Convertible Senior Notes due 2020, each issued by SolarCity and convertible into shares of our common stock as a result of our acquisition of SolarCity; and

•	the shares of common stock to be reserved for issuance upon conversion of the notes being offered by us in connection with our concurrent notes offering and the warrant transactions being entered into in connection therewith.

DILUTION

As of December 31, 2016, we had a net tangible book value of approximately $4.4 billion or $27.09 per share of common stock, based upon 161,560,871 shares of common stock outstanding on such date. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding.

Dilution in net tangible book value per share to new investors in this offering represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the shares of common stock offered by us hereby, as set forth on the cover page of this prospectus supplement (assuming the underwriters do not exercise their option to purchase additional shares), and after deducting the underwriting discounts and our estimated offering expenses, our net tangible book value as of December 31, 2016 would have been $4.6 billion, or $28.45 per share of common stock. This represents an immediate increase in net tangible book value of $1.36 per share to existing stockholders and an immediate dilution of $229.55 per share to new investors in our common stock. The following table illustrates this dilution on a per share basis.

Public offering price per share		$258.00
Net tangible book value per share as of December 31, 2016, before giving effect to this offering	$27.09
Increase in net tangible book value per share attributed to new investors purchasing shares in this offering	1.36

Net tangible book value per share after giving effect to this offering

Dilution per share to new investors in this offering		$229.55

A $1.00 increase or decrease in the assumed public offering price of $258.00 per share would increase or decrease, as applicable, our net tangible book value per share after giving effect to the offering by approximately $0.01 per share and the dilution in net tangible book value per share to new investors in this offering by approximately $0.99 per share, assuming that the number of shares offered by us, as set forth above, remains the same and after deducting the underwriting discounts and our estimated offering expenses. We may also increase or decrease the number of shares we are offering from the assumed number of shares set forth above. An increase of 100,000 shares in the number of shares offered by us from the assumed number of shares set forth above would increase our net tangible book value per share after giving effect to the offering by approximately $0.14 per share, and decrease the dilution in net tangible book value per share to new investors in this offering by approximately $0.14 per share, assuming that the assumed public offering price remains the same and after deducting the underwriting discounts and our estimated offering expenses. Similarly, a decrease of 100,000 shares in the number of shares offered by us from the assumed number of shares set forth above would decrease our net tangible book value per share after giving effect to the offering by approximately $0.14 per share, and increase the dilution in net tangible book value per share to new investors in this offering by approximately $0.14 per share, assuming that the assumed public offering price remains the same and after deducting the underwriting discounts and our estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing.

If the underwriters’ option to purchase additional shares is exercised in full to purchase 145,348 additional shares of common stock from us in this offering, based upon an assumed offering price of

$258.00, the net tangible book value per share after giving effect to the offering would be $28.65 per share, the increase in the net tangible book value per share to existing stockholders would be $0.20 per share and the dilution to the new investors would be $0.20 per share.

The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the offering price per share in this offering or the vesting of restricted stock units. The foregoing table is based upon 161,560,871 shares outstanding as of December 31, 2016 and excludes the following:

•	12,875,422 shares of common stock issuable upon the exercise of options outstanding at December 31, 2016 at a weighted average exercise price of $96.50 per share;

•	4,082,089 shares of common stock issuable upon the vesting of restricted stock units outstanding at December 31, 2016;

•	6,492,564 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of 4,698,501 shares of common stock reserved for issuance under our Amended and Restated 2010 Equity Incentive Plan and 1,794,063 shares of common stock reserved for issuance under our 2010 Employee Stock Purchase Plan and shares that become available under the 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan pursuant to provisions thereof that automatically increase the share reserves under the plans each year;

•	the shares of common stock reserved for issuance upon conversion of our 1.50% Convertible Senior Notes due 2018, our 0.25% Convertible Senior Notes due 2019 and our 1.25% Convertible Senior Notes due 2021 and the warrant transactions entered into in connection with the issuance of these convertible senior notes;

•	the shares of common stock reserved for issuance upon conversion of the 2.75% Convertible Senior Notes due 2018, the 1.625% Convertible Senior Notes due 2019 and the Zero-Coupon Convertible Senior Notes due 2020, each issued by SolarCity and convertible into shares of our common stock as a result of our acquisition of SolarCity; and

•	the shares of our common stock to be reserved for issuance upon conversion of the notes being offered by us in connection with our concurrent notes offering and the warrant transactions being entered into in connection therewith.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to non-U.S. holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any State of the United States or any local, non-U.S. or other taxing jurisdiction or under U.S. federal non-income tax laws, such as gift and estate tax laws, or under any applicable tax treaty. In addition, this discussion does not address any potential application of the Medicare contribution tax on net investment income or any tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks or other financial institutions, insurance companies, regulated investment companies and real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations or accounts;

•	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	partnerships and other pass-through entities (and investors therein);

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who receive our common stock pursuant to the exercise of an employee stock option or otherwise as compensation;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership, including any entity or arrangement, domestic or foreign, classified as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any State of the United States or any local, non-U.S. or other taxing jurisdiction, or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source;

•	a trust (x) the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has a valid election in effect to be treated as a U.S. person; or

•	an entity or arrangement, domestic or foreign, classified as a partnership for U.S. federal income tax purposes.

Distributions

If we make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock (determined separately with respect to each share of our common stock), but not below zero, and then will be treated as gain from the sale of that stock.

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, who then will be required to provide the required certification to us or our paying agent, either directly or through other intermediaries. You should consult your tax advisor regarding your entitlement to benefits under any applicable income tax treaty. You generally will be able to obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the IRS.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment or fixed base maintained by you in the United States) generally are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the you in the United States) may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Sale or Other Disposition of Common Stock

Subject to the discussion below under the headings “Backup Withholding and Information Reporting” and “Foreign Accounts,” you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States), in which case you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If you are a non-U.S. holder that is a corporation you may also be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

•	you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case you will be required to pay a flat 30% tax (or lower applicable treaty rate) on the gain derived from the sale, which gain may be offset by certain U.S. source capital losses (even though you are not considered a resident of the United States); provided that you have timely filed U.S. federal income tax returns with respect to such losses; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock. We believe that we are not currently and will not become a USRPHC.

Backup Withholding and Information Reporting

The amount of dividends paid to you, your name and address, and the amount of tax withheld, if any, will generally be reported to the IRS annually. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Your proceeds on the disposition of stock may be subject to information reporting, and payments of dividends and proceeds on the disposition of stock may be subject to backup withholding at a current rate of 28% unless you establish an exemption, for example by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Accounts

Legislation and administrative guidance (referred to as the Foreign Account Tax Compliance Act or “FATCA”) generally will impose a U.S. federal withholding tax of 30% on any dividends paid and,

after December 31, 2018, the gross proceeds of a sale of our common stock paid to (i) a “foreign financial institution” (as specially defined under these rules), whether such foreign financial institution is the beneficial owner or an intermediary, unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) a “non-financial foreign entity” (as specially defined under these rules), whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. If the country in which the payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, the payee may be permitted to report to that country instead of the United States, and the intergovernmental agreement may otherwise modify the requirements described in this paragraph. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

We and Goldman, Sachs & Co., Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, as representatives of the underwriters named below, intend to enter into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriters have agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Deutsche Bank Securities Inc.
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC

Total	968,993

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

Mr. Elon Musk, our Chief Executive Officer and Chairman of our Board of Directors, through The Elon Musk Revocable Trust dated July 22, 2003, or the Trust, has indicated his preliminary interest in purchasing up to 96,900 shares of our common stock in this offering at the public offering price, for a purchase price of approximately $25.0 million.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 145,348 shares from us to cover such sales. The underwriters may exercise that option for 30 days.

The following table shows the per share and total underwriting discounts to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 145,348 additional shares from us.

Paid by Us

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of the offering, excluding underwriting discounts, will be approximately $550,000. We have agreed to reimburse the underwriters for certain expenses in an amount up to $30,000.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, Elon Musk, our Chief Executive Officer and Chairman of the Board of Directors, and the Trust have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, options or warrants to purchase shares of common stock or securities convertible into, exchangeable for or that represent the right to receive shares of common stock, whether now owned or hereafter acquired, or engage in any other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of shares of our common stock, during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. With respect to issuances or sales by us, this agreement does not apply to any existing equity incentive plans, securities issued upon the exercise of options or upon the exercise or conversion of exercisable or convertible securities outstanding as of the date hereof, the exchange or conversion of any outstanding security issued by us for other securities of ours (regardless of whether such exchange is pursuant to the terms of such securities) in an aggregate amount not to exceed, solely in the case of the issuance of the shares of common stock, 3% of the sum of our fully diluted outstanding stock as of the date hereof plus the shares sold in this offering, issuances after the earlier of the exercise or the expiration of the underwriters’ option to purchase additional shares upon the “unwind” of our convertible note hedge and warrant transactions in effect as of the date hereof, issuances of securities in connection with mergers or acquisitions we may make in an aggregate amount not to exceed 5% of our fully diluted outstanding stock as of the date hereof and other customary exceptions.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, vehicle financing programs and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. The underwriters are also acting as underwriters in our concurrent notes offering for which they will receive customary discounts and commissions.

In 2015, we entered into our senior secured asset-backed revolving credit agreement, or the Credit Agreement, with certain lenders, including Deutsche Bank AG, New York Branch, an affiliate of Deutsche Bank Securities, Inc., Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co., Morgan Stanley Senior Funding Inc., an affiliate of Morgan Stanley & Co. LLC, and Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Including subsequent amendments, the credit facility allows us to borrow up to $1.2 billion and provides for a $200 million letter of credit subfacility and a $40 million swingline loan subfacility, the proceeds of all of which may be used to fund working capital and for general corporate purposes. Affiliates of the underwriters that are lenders and/or agents under the credit facility have received, and may receive, customary fees. As of December 31, 2016, $969.0 million was outstanding under this agreement.

In addition, in August 2016, we entered into a loan and security agreement (as amended, the “Warehouse Agreement”) with Deutsche Bank AG, New York Branch, an affiliate of Deutsche Bank Securities Inc., as administrative agent and a committed lender, and in December 2016 entered into a related assumption agreement with Citibank, N.A., an affiliate of Citigroup Global Markets Inc. The Warehouse Agreement supports the Tesla Finance direct vehicle leasing program and allows us to borrow up to $600.0 million in total principal amount, of which we had borrowed $390.0 million as of December 31, 2016. Affiliates of the underwriters that are lenders and/or agents under the Warehouse Agreement and the related assumption agreement have received, and may receive, customary fees.

In November 2013, SolarCity entered into an amended and restated secured revolving credit facility (the “SolarCity Credit Facilities”) with certain lenders, including affiliates of certain of the underwriters. As of December 31, 2016, the SolarCity Credit Facilities have lender commitments of $418.5 million (including commitments expiring as of such date), and mature in December 2017. In May 2015, a subsidiary of SolarCity entered into an agreement for a revolving aggregation credit facility with certain lenders, including Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, and Deutsche Bank AG, New York Branch, an affiliate of Deutsche Bank Securities Inc. The total committed amount of this facility is $500.0 million. The facility is secured by certain assets and cash flows of certain subsidiaries of SolarCity. In addition, in January 2016, a subsidiary of SolarCity entered into an agreement for a term loan of $160.0 million with certain lenders, including Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. The term loan is secured by substantially all of the assets of the subsidiary, including its interests in certain financing funds. Furthermore, affiliates of certain of the underwriters are tax equity investors who have provided a commitment to finance SolarCity installation projects that are eligible for tax credits. Affiliates of the underwriters that are lenders and/or agents under these various agreements have received, and may receive, customary fees.

Beginning in May 2011, Morgan Stanley Smith Barney LLC, an affiliate of Morgan Stanley & Co. LLC, has made various extensions of credit to Elon Musk. Interest on this loan accrues at market rates.

Morgan Stanley Smith Barney LLC received customary fees and expense reimbursements in connection with this loan. As of February 28, 2017, the outstanding balance under this loan is approximately $344.4 million. In addition, beginning in June 2011, Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co., made extensions of credit to Mr. Musk and the Elon Musk Revocable Trust, dated July 22, 2003, or the Trust, a portion of which Mr. Musk used to purchase shares of our common stock in our public offerings in May 2013 and August 2015 and in private placements in June 2011 and June 2013. Interest on the loan accrued at market rates. Goldman Sachs Bank USA received customary fees and expense reimbursements in connection with these loans. Mr. Musk currently has no outstanding borrowings with Goldman Sachs Bank USA.

As regulated entities, Morgan Stanley Smith Barney LLC and Goldman Sachs Bank USA make decisions regarding making and managing their loans independent of Morgan Stanley & Co., LLC and Goldman, Sachs & Co., respectively. Mr. Musk and these banks have longstanding relationships of over a decade. We are not a party to these loans, which are full recourse against Mr. Musk and the Trust and are secured by pledges of a portion of our common stock currently owned by Mr. Musk and the Trust. The terms of these loans were negotiated directly between Mr. Musk and Morgan Stanley Smith Barney LLC and Goldman Sachs Bank USA, respectively.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State no offer of Shares which are the subject of the offering contemplated by this prospectus may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), per Relevant Member State, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to offering those shares to the public, other than their offer or resale in a Relevant Member State to “qualified investors” as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

United Kingdom

In the United Kingdom, this prospectus is being distributed only to, and is directed only at, persons who are “qualified investors” (as defined in the Prospectus Directive) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order or (iii) persons to whom it would otherwise be lawful to distribute it, all such persons together being referred to as Relevant Persons. The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, Relevant Persons. This prospectus and its contents should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus or its contents.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571 of the Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the “SFA”) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, shares, debentures, and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that such shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Simpson Thacher  & Bartlett LLP, Palo Alto, California, is acting as counsel to the underwriters.

EXPERTS

The financial statements of Tesla, Inc., except as they relate to SolarCity Corporation, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of SolarCity Corporation, acquired by Tesla, Inc. in 2016) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Tesla, Inc., as they relate to SolarCity Corporation incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 1, 2017;

•	All information in our definitive proxy statement on Schedule 14A, filed with the SEC on April 15, 2016, solely to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2015;

•	Our Current Reports on Form 8-K filed with the SEC on February 1, 2017 and February 24, 2017; and

•	The description of our common stock contained in our Registration Statement on Form 8-A (Commission File No. 001-34756), filed with the SEC on May 27, 2010, including any subsequent amendment or any report filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus supplement and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the foregoing, we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC.

Any statement contained in a document incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any or all of the documents that has been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost. Any such request may be made in writing or by telephoning our Investor Relations department at the following address or telephone number:

Tesla, Inc.

3500 Deer Creek Road

Palo Alto, CA 94304

Attention: Investor Relations

Telephone: 650-681-5000

PROSPECTUS

Tesla Motors, Inc.

Common Stock

Debt Securities

By this prospectus, we may offer and sell from time to time, in one or more offerings, common stock, debt securities or any combination thereof as described in this prospectus. The debt securities may be convertible into our common stock. In addition, the selling stockholders may offer and sell from time to time, in one or more offerings shares of common stock as described in this prospectus. You should read this prospectus, any prospectus supplement and free writing prospectus, together with any documents we incorporate by reference, before you invest in our securities. The prospectus supplement or free writing prospectus may also add to, update, supplement or clarify information contained in this prospectus. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “TSLA.”

We or any selling stockholders may offer and sell our securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. If we or any selling stockholders use any agents, underwriters or dealers to sell our securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of our securities and the net proceeds we and any selling stockholders expect to receive from the sale of such securities will also be set forth in a prospectus supplement. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 6 of this prospectus, as well as in the applicable prospectus supplement, any related free writing prospectus and other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 18, 2016.

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we have indicated otherwise, references in this prospectus to “Tesla,” “we,” “us,” “our” and similar terms refer to Tesla Motors, Inc. and its subsidiaries.

SUMMARY

About This Prospectus

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. We or any selling stockholder may offer the securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities to be offered. Each time we or any selling stockholders sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering. In the prospectus supplement or free writing prospectus relating to any sales by selling stockholders, we will, among other things, identify the number of shares of our common stock that each of the selling stockholders will be selling. The applicable prospectus supplement or free writing prospectus may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Before making an investment in our securities, you should carefully read both this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, together with the information incorporated and deemed to be incorporated by reference herein as described under “Information Incorporated by Reference” and the additional information described under the heading “Where You Can Find More Information.” This prospectus may not be used to sell our common stock or debt securities unless accompanied by a prospectus supplement.

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we or the selling stockholders may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading “Where You Can Find More Information.”

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TESLA MOTORS, INC.

Overview

We design, develop, manufacture, and sell high-performance fully electric vehicles, and energy storage products. We are currently producing and selling our Model S sedan and our Model X sport utility vehicle. Since the introduction of Model S in June 2012, we have enhanced our vehicle offerings with all-wheel drive capability, autopilot options, and free over-the-air software updates. We commenced customer deliveries of our Model X in September 2015 and are currently ramping production. We have delivered over 122,000 vehicles through March 31, 2016. We unveiled Model 3, a lower priced sedan designed for the mass market, in the first quarter of 2016.

We were incorporated in 2003 in Delaware. As of December 31, 2015, we had 13,058 full-time employees worldwide. We are headquartered in Palo Alto, California. Our principal executive offices are located at 3500 Deer Creek Road, Palo Alto, California 94304, and our telephone number at this location is (650) 681-5000. We completed our initial public offering in July 2010 and our common stock is listed on the Nasdaq Global Select Market under the symbol “TSLA.” Our website address is www.tesla.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus.

The “Tesla” design logo, and other trademarks or service marks of Tesla appearing in this prospectus supplement and the accompanying prospectus are the property of Tesla.

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RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows.

	Fiscal Year Ended					Three Months Ended
	December 31, 2011	December 31, 2012	December 31, 2013	December 31, 2014	December 31, 2015	March 31, 2016
Ratio of earnings to fixed charges(1)	—	—	—	—	—	—

(1)	For the purpose of calculating such ratios, “earnings” consist of income from continuing operations before income taxes plus fixed charges and “fixed charges” consist of interest expense (net of capitalized portion), capitalized interest, amortization of debt discount and the portion of rental expense representative of interest expense. Earnings were inadequate to cover the fixed charges by $285.4 million, $912.8 million, $295.4 million, $73.5 million, $403.3 million, and $259.0 million, for the three months ended March 31, 2016 and the years ended December 31, 2015, 2014, 2013, 2012, and 2011, respectively.

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SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and any prospectus supplement or free writing prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus, may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements include, but are not limited to, statements concerning our strategy, future operations, future financial position, future revenues, future profitability, future delivery of automobiles, projected costs, expectations regarding demand and acceptance for our technologies, growth opportunities and trends in the market in which we operate, prospects, plans and objectives of management and the statements set forth in Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and in our other filings with the Securities and Exchange Commission. The words “anticipates”, “believes”, “estimates”, “expects”, “intends”, “may”, “plans”, “projects”, “will”, “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the risks set forth in Part II, Item 1A, “Risk Factors” in our Quarterly Report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements, except as required by law.

More information on potential factors that could affect our financial results is included from time to time in our SEC filings and reports, including the risks identified under the section captioned “Risk Factors” in our periodic reports on Form 10-K and Form 10-Q that we file with the SEC. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise, except as required by law.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information.”

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to this offering. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.tesla.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

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RISK FACTORS

You should carefully consider the risks described in Part I, Item 1A, Risk Factors, in our Quarterly Report on Form 10-Q for the three months ended March 31, 2016, together with the other information set forth in this prospectus and in the other documents that we include or incorporate by reference into this prospectus and any prospectus supplement we will provide in connection with our offering of securities described in this prospectus, which could materially affect our business, financial condition and future results. The risks described in our Quarterly Report on Form 10-Q for the three months ended March 31, 2016 are not the only risks facing our company. Risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and operating results.

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USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus and any applicable prospectus supplement or free writing prospectus will be used for general corporate purposes. We will have significant discretion in the use of any net proceeds. We may invest the net proceeds temporarily until we use them for their stated purpose. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that purpose in the applicable prospectus supplement and/or free writing prospectus.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

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DESCRIPTION OF THE SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	shares of common stock; and

•	debt securities, which may be senior or subordinated, and which may be convertible into our common stock or be non-convertible.

In addition, the selling stockholders may offer and sell from time to time, in one or more offerings shares of common stock as described in this prospectus.

We or the selling stockholders will set forth in the applicable prospectus supplement and/or free writing prospectus a description of the common stock and debt securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us or the selling stockholders will be contained in the prospectus supplement, and other offering material, relating to such offer.

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SELLING STOCKHOLDERS

This prospectus also relates to the possible resale by certain of our stockholders, who we refer to in this prospectus as the “selling stockholders,” of shares of common stock. The selling stockholders originally acquired the shares of our common stock included in this prospectus through (1) private placements of our common stock or of convertible preferred stock prior to our initial public offering, with all such shares of convertible preferred stock converted into shares of our common stock in connection with our initial public offering, and (2) issuances of shares of common stock, restricted stock awards and options to acquire common stock issued to officers, directors and employees pursuant to our equity plans and certain non-plan equity awards. Information about any selling stockholders, where applicable, including their identities and the number of shares of common stock to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment, in a free writing prospectus or in filings we make with the SEC under the Exchange Act that are incorporated by reference. The selling stockholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offered for resale by such selling stockholders. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

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PLAN OF DISTRIBUTION

We or the selling stockholders may sell our securities from time to time in one or more transactions. We or the selling stockholders may sell our securities to or through agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods. We may issue common stock as a dividend or distribution. In some cases, we or dealers acting with us or on behalf of us may also purchase our securities and reoffer them to the public. We or the selling stockholders may also offer and sell, or agree to deliver, our securities pursuant to, or in connection with, any option agreement or other contractual arrangement.

Agents whom we or the selling stockholders designate may solicit offers to purchase our securities.

•	We or the selling stockholders will name any agent involved in offering or selling our securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.

•	Unless we or the selling stockholders indicate otherwise in the applicable prospectus supplement, agents will act on a best efforts basis for the period of their appointment.

•	Agents may be deemed to be underwriters under the Securities Act, of any of our securities that they offer or sell.

We or the selling stockholders may use an underwriter or underwriters in the offer or sale of our securities.

•	If we or the selling stockholders use an underwriter or underwriters, we or the selling stockholders will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

•	We or the selling stockholders will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

•	The underwriters will use the applicable prospectus supplement, together with this prospectus, to sell our securities.

We or the selling stockholders may use a dealer to sell our securities.

•	If we or the selling stockholders use a dealer, we will sell our securities to the dealer, as principal.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We or the selling stockholders will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.

We or the selling stockholders may solicit directly offers to purchase our securities, and we or the selling stockholders may directly sell our securities to institutional or other investors. We or the selling stockholders will describe the terms of direct sales in the applicable prospectus supplement.

We or the selling stockholders may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act.

We or the selling stockholders may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our respective affiliates or the selling stockholders, in the ordinary course of business.

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We or the selling stockholders may authorize agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•	If we or the selling stockholders use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we or the selling stockholders will demand payment and when delivery of our securities will be made under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we or the selling stockholders describe in the prospectus supplement.

•	We or the selling stockholders will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

Any underwriter, agent or dealer that is a Financial Industry Regulatory Authority member is not permitted to sell our securities in an offering to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Unless otherwise specified in connection with a particular underwritten offering of our securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters in certain circumstances are permitted to engage in certain transactions that stabilize the price of our securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities. If the underwriters create a short position in our securities in connection with the offering (i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement), the underwriters may reduce that short position by purchasing our securities in the open market or as otherwise provided in the applicable prospectus supplement. The underwriters also may impose a penalty bid, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our securities to the extent that it were to discourage resales of our securities. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We or the selling stockholders may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through privately-negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated or fixed prices.

The specific terms of the lock-up provisions, if any, in respect of any given offering will be described in the applicable prospectus supplement.

Selling stockholders may use this prospectus in connection with resales of securities they hold as described in the applicable prospectus supplement, in a post-effective amendment, in a free writing prospectus or in filings we make with the SEC under the Exchange Act that are incorporated by reference. Selling stockholders may be deemed to be underwriters under the Securities Act in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act.

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LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 24, 2016;

•	The information specifically incorporated by reference into the Annual Report from our definitive proxy statement on Schedule 14A, filed with the SEC on April 15, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 10, 2016;

•	Our Current Report on Form 8-K, filed with the SEC on February 10, 2016 (only with respect to Item 1.01 thereof) and March 11, 2016; and

•	The description of our common stock contained in our Registration Statement on Form 8-A (Commission File No. 001-34756), filed with the SEC on May 27, 2010, including any subsequent amendment or any report filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the foregoing, we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

Tesla Motors, Inc. hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents that has been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost. Any such request may be made in writing or by telephoning our Investor Relations department at the following address or telephone number:

Tesla Motors, Inc.

3500 Deer Creek Road

Palo Alto, CA 94304

Attention: Investor Relations

Telephone: 650-681-5000

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968,993 Shares

Tesla, Inc.

Common Stock

Goldman, Sachs & Co.		Deutsche Bank Securities
Citigroup		Morgan Stanley

Barclays	BofA Merrill Lynch	Credit Suisse